Exhibit 99.1

NEWS RELEASE

For immediate release

Industrial Services of America, Inc. completes Venture Metals, LLC transaction

--         Deal expands range of ISA metals recycling capabilities

--         ISA enters into $12 million financing arrangement with BB&T

--         Settlement agreement ends AAR suit

LOUISVILLE, Ky. (February 18, 2009) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, said today the company completed the purchase of stainless steel and high temperature metals inventories from Ventures Metals, LLC, and agreed to lease Venture Metals' processing equipment and facilities.

ISA announced January 20 it would enter the stainless steel and high-temperature metals recycling business through the purchase of Venture Metals' inventories and through access to processing sites at Campground Road in Louisville and in Mobile, Ala.

The agreement announced today outlines the terms of the leases and provides ISA the option under certain conditions to buy Venture Metals' fixed assets - equipment such as cranes, forklifts, loaders, and scales -- for approximately $1.5 million.

"We're pleased to add these stainless steel and high-temperature metals recycling lines to ISA, and we look forward to the numerous opportunities ahead in this business," said Brian Donaghy, ISA's President and Chief Operating Officer.

The transaction was funded through a $12.0 million Branch Banking and Trust Company (BB&T) non-revolving funding facility.  As previously reported, ISA has contracts to market a substantial amount of the purchased stainless steel scrap inventory during the first quarter of fiscal 2009.

In addition to the transactions with Venture Metals, LLC. and the related loan, after a relationship beginning in 2001, we concluded the settlement of a suit filed by All American Recycling (AAR), which has returned control to us of a recycling retail operation.  On February 9, ISA paid AAR approximately $990,000, which was reserved as of December 31, 2008, and certain other transaction and legal costs to settle a breach of agreement claim.  For more information, please see the Form 8-K filed February 18, 2009.  As of March 31, 2009, we will also re-gain access to several acres of property and facilities as part of the settlement to develop our shredder operations and to relocate our stainless operations to Grade Lane.  ISA plans to renovate the Campground facility that is primarily a stainless yard at this time into a full-service yard that will feed ferrous, nonferrous and stainless material into the Grade Lane operations.

About Industrial Services of America, Inc.

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

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Contacts:

CEO Harry Kletter or CFO Alan Schroering, 502-366-3452; hklet@isa-inc.com or aschroering@isa-inc.com, Industrial Services of America, Inc., Louisville.

Key words: recycling, scrap metal, ferrous materials, non-ferrous materials, waste management, international markets, stainless steel recycling